Filed Pursuant to Rule 433

Registration No. 333-262954-09

Free Writing Prospectus dated July 10, 2025

CNH Equipment Trust 2025-B

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated July     , 2025 (subject to completion, dated July 10, 2025) which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P	Fitch
Class A-1	A-1+ (sf)	F1+ sf
Class A-2a	AAA (sf)	AAA sf
Class A-2b	AAA (sf)	AAA sf
Class A-3	AAA (sf)	AAA sf
Class A-4	AAA (sf)	AAA sf

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Joint Bookrunners of the Class A Notes

Wells Fargo Securities	Citigroup	Rabo Securities	SOCIETE GENERALE

Co-Managers of the Class A Notes

BMO Capital Markets			SMBC Nikko

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-645-3751.